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                                  EXHIBIT 11.01

                              PRISM SOLUTIONS, INC.
                        COMPUTATION OF NET LOSS PER SHARE
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                         THREE MONTHS ENDED
                                                               MARCH 31,
                                                               ---------
                                                          1995            1996
                                                          ----            ----
                                                              (UNAUDITED)


Weighted average shares outstanding                     1,574,455        4,113,069
Common equivalent shares pursuant to SAB No. 83         1,246,278        1,013,456
Net effect of dilutive stock options and warrants              --               --
                                                      -----------      -----------
Average common and common stock equivalent
shares outstanding                                      2,820,733        5,126,525
                                                      ===========      ===========


Net loss                                              $    (1,137)     $      (218)
                                                      ===========      ===========

Net loss per share                                    $     (0.47)     $     (0.04)
                                                      ===========      ===========





NOTE: FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996, CONVERSION OF COMMON STOCK EQUIVALENTS WAS NOT ASSUMED BECAUSE THE EFFECT IS ANTI-DILUTIVE.



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